UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 29, 2007

ENERGTEK INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-51249	42-1708652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o David Lubin & Associates, PLLC
26 East Hawthorne Avenue
Valley Stream, NY 11580
(Address of principal executive offices)

(516) 887-8200
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets

On June 29, 2007, Energtek Inc. (hereinafter “we” or the “Company”) entered into an Investment Agreement with Angstore Technologies Ltd. (“Angstore”), an Israeli company engaged in the development of Adsorbed Natural Gas systems and other clean energy technologies relating to natural gas vehicles. Pursuant to, and in accordance with, the Investment Agreement (the “Agreement”), the Company agreed to purchase an aggregate of 16,364 shares of Angstore’s common stock at a price per share of $27.50 for an aggregate amount of $450,010 (the “Purchased Shares”).

In accordance with the Agreement, 4,000 of the Purchased Shares, having an aggregate value of $110,000, were purchased and issued contemporaneously with the execution of the Agreement. Thereafter, an additional 8,000 of the Purchased Shares, having an aggregate value of $220,000, shall be purchased and issued on or before July 31, 2007, with the balance of the 4,364 of the Purchased Shares, having an aggregate value of $120,010, purchased and issued on or before August 31, 2007.

As of the date of this report, Energtek owns 11,364 out of the 20,364 issued and outstanding shares of Angstore, which represent approximately 55.8% of the total issued and outstanding shares.

Upon completion of the acquisition of the Purchased Shares in accordance with the Agreement, the Company will own an aggregate of 23,728 shares of Angstore representing approximately 72.5% of Angstore’s issued and outstanding common stock.

Pursuant to the terms and provisions of the Agreement, the Company shall appoint Lev Zaidenberg, the Chief Executive Officer of Angstore, as President of the Company.

For all the terms and conditions of the Agreement, reference is hereby made to the agreement annexed hereto as Exhibit 10.6.

Section 5 - Corporate Governance and Management
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As of July 5, 2007, Doron Uziel, who had been serving as President and Chief Executive Officer of the Company, resigned from his position as President. Mr. Uziel remains Chief Executive Officer and a director of the Company.

Effective as of July 5, 2007, the Company appointed Lev Zaidenberg as President. Since 2003, he has been a Director of Angstore Technologies Ltd. and at present is also its Chief Executive Officer. In addition, during the same time, Mr. Zaidenberg was a Director in Eurospark, S.A.. Between 2002 and 2006, Mr. Zaidenberg was Director of General Telecom Group SRL. He was Chief Executive Officer of Solaroll Ltd. between 2003 and 2005 and Director during this time period until 2007. Between 1999 and 2001, Lev Zaidenberg served as a Director of Business Development at Constellation 3D Inc. From 1995 to 2001, Lev Zaidenberg was Founder, CEO and Director of Identify Software Ltd (formerly MuTek Ltd.), a developer of a new generation of software support products marketed to industry leaders worldwide, including Microsoft. The company was purchased in 2006 by BMC Software Inc. Between 1988 and 1994, Mr. Zaidenberg was a Partner and Executive Vice President at DCL Systems Engineering Ltd. From 1984 to 1988, Lev Zaidenberg served as Vice President of IET Ltd. leading the development and marketing of advanced systems for CAD/CAM, image processing, satellite data interpretation, military command and control and resource allocation. Between 1984 and 2004, Mr. Zaidenberg was a consultant to the Israeli Defense Forces in computer auditing and security. Lev Zaidenberg obtained a B.S. degree in Applied Mathematics and a M.S. in Information Systems and Business Administration from Tel-Aviv University.

Except as disclosed above, Mr. Zaidenberg is not a director in any other reporting company. He has not been a general partner or executive officer with any company that has filed for bankruptcy within the last five years. He does not have any familial relationships with any other directors or executive officers of the Company. As previously disclosed, Mr. Zaidenberg is a director and officer of Eurospark S.A. (“Eurospark”) which is a minority shareholder of the Company. Lev Zaidenberg was a director and officer of MoreGasTech SRL which owns 100% of Radel LLC which is also a minority shareholder of ours, and the other shareholder of Angstore.

Section 9 - Financial Statements and Exhibits
Item 9.01  Financial Statements and Exhibits

(a) Financial Statements of business acquired.     The financial information of Angstore required hereunder will be submitted by an amendment to the Company’s Current Report on Form 8-K filed on June 26, 2007, within 71 calendar days from the date of said Report.

(b) Pro forma financial information.     The financial information of Angstore required hereunder will be submitted by an amendment to the Company’s Current Report on Form 8-K filed on June 26, 2007, within 71 calendar days from the date of said Report.

(c) Exhibits

10.6	Investment Agreement, dated June 29, 2007, by and between Energtek Inc. and Angstore Technologies Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2007

ENERGTEK, INC. (Registrant) By: /s/ Doron Uziel Name: Doron Uziel Title: Chief Executive Officer